Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2022 (the “Effective Date”) by and between ATHENEX, INC., a corporation existing under the laws of Delaware having its principal office at Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203 (the “Company”), and Joe Annoni, an individual residing at ##### (“Executive”).

1. Employment; Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Financial Officer (CFO), for the period beginning on the Effective Date of this Agreement and continuing for an initial term of one (1) year (the “Initial Term”) unless earlier terminated as hereinafter set forth. Upon the end of the Initial Term, this Employment Agreement shall continue to renew for additional one (1) year Terms until terminated pursuant to this Agreement (each, a “Renewal Term” and collectively with the Initial Term, the “Term”).

2. Position and Duties. During the employment relationship, Executive shall serve as Chief Financial Officer of the Company, and will have such responsibilities, duties and authorities, and render such services to the Company as are reasonably consistent with such positions and as the Chief Executive Officer may from time to time reasonably direct. Executive acknowledges that his duties and responsibilities will require no less than 100% of his full-time business efforts and agrees that during the employment relationship, he will not engage in any other business activity or have any business pursuits or interests except activities or interests which the Chief Executive Officer has determined, in his reasonable judgment, after notice by Executive, do not conflict with the business of the Company or interfere with the performance of Executive’s duties hereunder. Executive agrees to perform his duties and discharge his responsibilities in a diligent, efficient, and faithful manner, and to promote the best interests of the Company. Notwithstanding the foregoing, Executive may devote a reasonable amount of time to civic, educational, community, or charitable activities that do not interfere with the performance of Executive’s duties and responsibilities hereunder and, with the prior consent of the Chief Executive Officer, serve as a director of entities other than the Company. Executive’s duties (the “Executive Duties”) shall include such reasonable duties as are assigned to Executive by the Chief Executive Officer from time to time and:

a.	preserving the business relationships of the Company;

b.	participating in the creation, communication, and implementation of the Company’s vision, mission, and overall direction;

c.	becoming an active member of Athenex’s executive management team.

3. Salary and Benefits. As consideration and compensation for the Executive Duties, the Company shall compensate Executive in the following manner:

a.

Base Salary. The Company shall pay Executive a salary of not less than Two Hundred Eighty-Eight Thousand Seven Hundred Fifty Dollars ($288,750.00) per year, as may be adjusted up from time to time (the “Base Salary”), payable in accordance with the customary payroll practices of the Company.

b.

Annual Bonus. In addition to Executive’s base compensation, the Executive will be eligible for a bonus at a target of 40% of base salary (the “Annual Bonus”). The payment of the Annual Bonus will be at the discretion of the Board with recommendation of the Chief Executive Officer.

c.

Equity. Upon entering into this Agreement, the Executive shall receive an initial award of 50,000 shares of Restricted Stock Units (“RSUs”) and an option to purchase 50,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on the date of grant pursuant to the Company’s Amended and Restated 2017 Omnibus Incentive Plan, as amended. The RSUs and options will vest annually in four equal installments. The RSUs and stock options will contain such terms as set forth in the Company’s form award agreements. At the discretion of the Board of Directors, on an annual basis, the Executive shall be eligible to receive equity awards as determined by the Board of Directors.

d.

Other Benefits. Executive shall be entitled to twenty (20) business days of paid time off and all paid holidays provided by Athenex to its senior executives. At the end of the annual measurement period, any accrued and unused paid time off shall be carried over to the next measurement period and Executive shall continue to accrue paid time off pursuant to Athenex policy. Notwithstanding the foregoing, the accrual of additional paid time off shall pause any time Executive’s accrued paid time off balance reaches twenty-three (23) days and shall not restart until the balance drops below such accrual cap. In addition, Executive shall, during the Term, be entitled to participate in any and all employee welfare (including health) plans, fringe benefits, employee benefit plans and similar plans of the Company, which shall be comparable to those offered by Athenex to its senior executives (collectively, “Company Benefits”), now or hereafter in effect and open to participation by qualifying employees of the Company generally. Said participation shall be in accordance with eligibility and other requirements, and on terms and conditions, no less generous than as provided to senior executives of Athenex.

e.

Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his Executive Duties, subject to the presentation of appropriate receipts and expense reports in accordance with the Company’s policies for expense verification.

4. Termination.

a.	Executive’s employment hereunder shall continue from the date hereof until terminated upon the first to occur of the following events:

i.	death or Disability (defined below);

ii.	termination by Executive, either for or for no Good Reason; or

iii.	termination by the Company, either with or without Cause.

b.

Upon termination pursuant to clause 4.a.i. above, Executive (or Executive’s estate, in the event of termination as a result of the death of Executive) shall be entitled to receive (i) all compensation or benefits required under applicable law or offered generally by the Company to its employees in the event of death or disability, (ii) an Annual Bonus, if earned, for the calendar year in which the termination occurred (prorated for any partial year), and (iii) in the event of “Disability”, an amount sufficient to provide Executive with six months (6) months of healthcare coverage comparable to that which Executive and his family, if applicable, received while employed by the Company. For purposes of this Section 4, the Executive shall be deemed “Totally Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if the Executive is unable to perform the essential functions of the job set forth in this Agreement, with or without a reasonable accommodation, and the accommodation would not be an undue hardship for the Company, for a period of (120) consecutive or one hundred eighty (180) non-consecutive days out of any consecutive twelve (12) month period as a result of physical or mental illness or loss of legal capacity. If the Executive is prevented from performing his duties because of Disability, upon request by the Company, the Executive shall submit to an examination by a physician selected by the Company, at the Company’s expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive’s relevant medical records.

c.

Upon termination pursuant to clause 4.a.ii. without Good Reason, all compensation, rights and benefits provided to Executive pursuant to this Agreement shall cease immediately, except that Executive shall be entitled to receive all compensation or benefits required under applicable law.

f.

Upon termination pursuant to clause 4.a.iii. for Cause, all compensation, rights and benefits provided to Executive pursuant to this Agreement shall cease immediately, except that Executive shall be entitled to receive all compensation or benefits in a timely manner required under applicable law.

g.

In the event of a termination of the employment relationship pursuant to clause 4.a.ii. for Good Reason or clause 4.a.iii. for any reason other than for Cause, Executive shall continue to receive (i) the Base Salary provided pursuant to Section 3.a. for the period from the date of such termination for a period of six (6) months (the “Severance Period”).

h.

Notwithstanding anything to the contrary herein, the payment by the Company of the amounts described in Section 4.b.ii, 4.b.iii, 4.c.ii and 4.f. shall be contingent upon Executive, or in the case of Executive’s death, the executor of Executive’s estate, executing a release in form and substance satisfactory to the Company.

5. Confidential Information, Work Product; Confidentiality of Terms.

a.

Executive shall keep secret and retain the confidential nature of all Confidential Information (as hereinafter defined) of or belonging to the Company or any of its Affiliates and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Executive shall not at any time, whether before or after the termination of his employment hereunder, use, copy, disclose, divulge or make available any Confidential Information or Work Product to any natural person, partnership, limited liability company, corporation, trust, governmental body or any other legal entity; except that Executive may use, copy or disclose to any Person any Confidential Information (i) to the extent required in the performance of his duties pursuant to this Agreement, (ii) to the extent it becomes publicly available through no fault of Executive, (iii) to the extent he is required to do so pursuant to applicable law, court order and/or court-issued subpoena, or (iv) with the prior written consent of the Chief Executive Officer.

b.

If, during the employment relationship, Executive is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving the Company, all rights in the project, program or venture shall belong exclusively to the Company and shall constitute an opportunity belonging exclusively to the Company. Except as approved in advance and in writing by the Board of Directors of Athenex, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Moreover, Executive hereby acknowledges that all Work Product is owned by the Company, and Executive covenants not to take any position or action contrary to such acknowledgement. Executive agrees to transfer, convey and assign and hereby transfers, conveys and assigns to the Company all of Executive’s right, title and interest in and to any Work Product.

c.

All Confidential Information disclosed or made available by the Company or its Affiliates to Executive shall at all times remain the personal property of the Company or such Affiliates as the case may be, and all documents, lists, plans, proposals, records, computer disks and other tangible items supplied to Executive that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of employment for whatever reason or if sooner, immediately upon demand by the Company.

d.

Executive is hereby notified that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if an individual files a lawsuit for retaliation by the Company for reporting a suspected violation of law then the individual may disclose the trade secret the individual’s attorney and use the trade secret information in the court proceeding, if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

6. Enforcement.

a.

Executive further acknowledges that Executive has and will have direct and indirect responsibility, oversight and duties with respect to all of the businesses and enterprises of the Company and its controlled Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in Section 5 are reasonable in all respects and necessary to protect the goodwill, Confidential Information, customer relationships and Work Product of the Company and its Affiliates and that, without such protection, the Company’s and its Affiliates’ customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that (i) Executive is significantly responsible for the growth and development of the Company and its Affiliates and the creation and preservation of their goodwill, (ii) money damages are insufficient to protect such interests, (iii) such prohibitions would be necessary and appropriate without regard to compensation being provided to Executive hereunder, and (iv) the Company would not enter into this Agreement with Executive without the restrictions contained in Section 5. Executive further acknowledges that the restrictions contained in Section 5 do not impose an undue hardship on him and do not deprive Executive of his livelihood. Executive agrees that the covenants made in Section 5 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

b.

If, at the time of enforcement of Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information, customers and prospective customers of the Company and Work Product, and for the other reasons set forth herein, the Parties agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any of Section 5 of this Agreement, the Company and its successors and assigns shall, in addition to other rights and remedies existing in their favor, be entitled to obtain specific performance and injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). To the fullest extent permitted by applicable law, in the event of a breach by Executive of Section 5 hereof, the Restricted Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the provisions of this Section 6 are reasonable and necessary to protect the Company.

7. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service: if to the Company or to Athenex, to Athenex’s then-current headquarters, attention: Legal Department, and if to Executive, to Executive’s primary residence then on record with the Company (the Company shall be entitled to rely upon information provided by Executive from time to time concerning the address of Executive’s primary residence). Any notice under this Agreement shall be deemed to have been given on the earlier of when so delivered or three (3) business days after being deposited in the mail (as the case may be).

8. Cooperation; Return of Company Property. Executive agrees to cooperate in good faith with the Company and be reasonably available to the Company with respect to any transitional matters for a period of six (6) months. Upon termination, Executive shall promptly return to the Company all property of the Company and its Affiliates, whether tangible or intangible, which he possessed or had control over at any time during the employment relationship, including, without limitation, credit cards, building and office access cards, keys, computer equipment, cell phones, electronic devices, manuals, files, documents, records, software, customer database and other data, research, financial data and information, correspondence, statistics and payroll and other data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto.

9. Representations. Each party hereto hereby represents and warrants to the other party that: (a) the execution, delivery and performance of this Agreement by such party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is a party or by which he is bound; and (b) this Agreement is the valid and binding obligation of such party, enforceable in accordance with its terms.

10. Definitions.

“Affiliate” shall mean any of the following: (a) any “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) any individual or entity who directly or indirectly controls, is controlled by or is under common control with the specified individual or entity, and (c) any pair of entities or an individual and an entity in which one of the two parties (in such pair) owns, directly or indirectly, at least twenty percent (20%) of the outstanding equity interests of the other party.

“Cause” shall mean (i) documented nonperformance or nonperformance of the Executive Duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Company’s policies and procedures that continues without cure or remedy for thirty (30) days after the CEO has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties or comply with such directions, (ii) conviction for, or plea of nolo contendere to, any felony causing material harm to the Company or the reputation of the Company, or any other conviction for, or plea of nolo contendere to, any act or omission involving fraud, theft or embezzlement, (iii) the commission of any other act or omission involving fraud with respect to the Company or any of its Affiliates that could reasonably constitute a crime under applicable law based on the facts and circumstances as alleged, (iv) a breach by the Executive of Section 5 of this Agreement, (v) the commission of any act that is in breach of Executive’s fiduciary duties of care or loyalty to Company, (vi) gross negligence or willful misconduct with respect to the Company or any of its Affiliates that continues without cure or remedy for thirty (30) days after the CEO has given written notice to Executive specifying in reasonable detail the manner in which Executive has engaged in gross negligence or willful misconduct with respect to the Company or any of its Affiliates, or (vii) a breach by Executive of any other material provision of this Agreement that is not susceptible to remedy or cure, or if susceptible to remedy or cure, that is not cured or remedied and continues beyond thirty (30) days after the CEO has given written notice to Executive specifying in reasonable detail the manner in which Executive has breached this Agreement.

“Confidential Information” includes, but is not limited to, proprietary information, Intellectual Property, technical data, and trade secrets concerning or consisting of research, development, manufacturing and production of pharmaceutical products and/or medical devices, product plans, products, services, customer proposals and contracts, customer lists and customers (including, but not limited to, customers of the Company or any of the Company’s Affiliates on whom Executive called or with whom Executive became acquainted during the course of employment), requirements and contact information of customers and suppliers, customer leads, data, markets, software, programs, source codes and object codes, developments, inventions, processes, designs, product designs, drawing, engineering, hardware configuration information, formulas, formulations, prototypes, products, compositions, manuals, research, studies, equipment, machines, blueprints, specifications, discoveries, concepts, patent applications, technology, licenses, trade secrets, know-how, techniques, original works of authorship and any other information of a similar nature, whether or not patentable or copyrightable, documents or data stamped “Confidential”, marketing plans, any document related to finances or other business information or strategies disclosed to Executive, either directly or indirectly, in writing, by drawings or by observation; provided, that “Confidential Information” shall not include information that: (a) is generally known to the public prior to disclosure, or after disclosure becomes generally known to the public through no act or failure to act on the part of the Executive; or (b) is rightfully furnished to the Executive by a Person without breaching any agreement, understanding or confidential relationship between such Person and the Company.

“Good Reason” shall mean, without Executive’s consent, the occurrence of one of the following: (i) a material diminution of the Executive Duties or change in Executive’s position or compensation or change or removal of the title specified in Section 2; (ii) the Executive’s principal place of work is relocated by the Company or any acquiring or successor entity (or parent or subsidiary thereof) to a location more than one hundred (100) miles from the Company’s present location in Clarence, New York; (iii) the Company’s material breach of any provision of this Agreement; or (iv) resignation by the Executive after an act by the CEO or the Board of Directors of Athenex that would constitute a breach of the Company’s or Athenex’s code of ethics, if any, or fiduciary duties, a crime or material fraud; provided, however, Executive’s termination pursuant to Section 4.a.ii. shall not be for Good Reason unless Executive shall have given written notice to the Company within ninety (90) days after any event which has resulted in any such material diminution and the Company has failed to cure any such material diminution within thirty (30) days of receipt of such written notice from Executive.

“Intellectual Property” shall mean (a) all Work Product (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) related to the Work Product, (f) all software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, and algorithms, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Work Product” shall mean any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which are solely or jointly conceived, developed, made or reduced to practice, or caused to be conceived, developed, made or reduced to practice, by Executive while employed by the Company or any of its Affiliates with respect to pharmaceutical products and/or medical devices; provided, however, that “Work Product” shall not include any invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or Confidential Information except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the

Company, or (b) result from any work performed by Executive for the Company or any of its Affiliates.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, including all Exhibits attached hereto, and the Proprietary Rights Agreement between the Company and Executive, a copy of which is attached as Exhibit A hereto, embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof or thereof in any way.

13. Counterparts. This Agreement may be executed by electronic or facsimile signature and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. Any attempted assignment of this Agreement in contravention of this Section 14 shall be null and void.

15. Jurisdiction and Venue. Any controversy, claim or dispute arising out of or relating to any provision of this Agreement (collectively, a “Dispute”) shall be venued exclusively in the state or federal courts located in the federal court district in which Executive resides. Such courts are together referred to as the “Exclusive Venues” for litigation. The Parties agree not to institute any litigation except in the Exclusive Venues and further agree that specific enforcement of this covenant with respect to Exclusive Venues may be awarded to the Parties by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order.

16. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17. Survival. The obligations of the Parties in Sections 4, 5, 6, 7, 8, 10, 11, 15, 17, 18 and 19 shall survive indefinitely (unless otherwise limited in duration in this Agreement) regardless of any termination or cancellation (for any reason) of this Agreement.

18. Costs and Expenses. In the event of any legal proceedings in connection with this Agreement, the non-prevailing party shall pay the reasonable fees and costs (including without limitation, attorney’s fees, costs and expenses) of the prevailing party.

19. Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California.

20. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. Executive was represented by and consulted with counsel during the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

21. Paragraph Headings. Headings and subheadings herein are for convenience of reference only and are not of substantive effect.

22. Incorporation of Recitals. The recitals in the preamble of this Agreement are hereby incorporated by reference into this Agreement in their entirety.

23. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date.

ATHENEX, INC.

By:	/s/ Johnson Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer

/s/ Joe Annoni
Joe Annoni